Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pasithea Therapeutics Corp. on Form S-8 of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from May 12, 2020 (inception) to December 31, 2020 appearing in the Annual Report on Form 10-K of Pasithea Therapeutics Corp. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

New Haven, CT

September 21, 2022